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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(h) of the Investment Company Act of 1940

☐	Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*	2.	Issuer Name and Ticker or Trading Symbol				3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
	Holman, Susan Hartjes (Last) (First) (Middle)		Uroplasty, Inc. ("UPST")

	2718 Summer Street NE (Street)	4.	Statement for Month/Day/Year				5.	If Amendment, Date of Original (Month/Day/Year)
			September 4, 2002

		6.	Relationship of Reporting Person(s) to Issuer (Check All Applicable)				7.	Individual or Joint/Group Filing (Check Applicable Line)
	Minneapolis, MN, 55413 (City) (State) (Zip)		☒	Director	☐	10% Owner		☒ Form Filed by One Reporting Person
			☒	Officer (give title below)				☐ Form Filed by More than One Reporting Person
			☐	Other (specify below)
				C.O.O. & Corporate Secretary

Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.

*	If the form is filed by more than one reporting person, see instruction 4(b)(v).

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date (Month/Day/Year)	2A.	Deemed Execution Date, if any (Month/Day/Year)	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Sec- urities Beneficially Owned Following Reported Trans- action(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)

							Code	V		Amount	(A) or (D)	Price

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

									Code	V		(A)	(D)

	Stock Option (1)		$1.10		9/4/02		9/4/07		E			6,000

	Stock Option (1)		$1.10		9/4/02		9/4/07		E			6,000

	Stock Option (1)		$1.10		9/4/02		9/4/07		E			8,000

	Stock Option (1)		$1.10		9/4/02		9/4/07		E			8,000

	Stock Option (1)		$1.10		9/4/02		9/4/07		E			8,000

	Stock Option		$1.10		9/4/02		9/4/07		E			10,000

	Stock Option		$1.10		9/4/02		9/4/07		E			10,000

	Stock Option		$1.10		9/4/02		9/4/07		E			10,000

	Stock Option		$1.10		9/4/02		9/4/07		E			10,000

	Stock Option		$1.10		9/4/02		9/4/07		E			10,000

Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned — Continued (e.g., puts, calls, warrants, options, convertible securities)

6.	Date Exercisable and Expiration Date (Month/Day/Year)		7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Date Exercisable	Expiration Date		Title	Amount or Number of Shares

	9/4/02	9/4/07		Common Stock	8,000				53,782		D

	9/4/03	9/4/07		Common Stock	8,000				61,782		D

	9/4/04	9/7/07		Common Stock	8,000				69,782		D

	9/4/05	9/7/07		Common Stock	8,000				77,782		D

	9/4/06	9/7/07		Common Stock	8,000				85,782		D

	9/4/02	9/4/07		Common Stock	10,000				143,331		I		BY SPOUSE

	9/4/03	9/4/07		Common Stock	10,000				153,331		I		BY SPOUSE

	9/4/04	9/4/07		Common Stock	10,000				163,331		I		BY SPOUSE

	9/4/05	9/4/07		Common Stock	10,000				173,331		I		BY SPOUSE

	9/4/06	9/4/07		Common Stock	10,000				183,331		I		BY SPOUSE

Explanation of Responses:

(1) These options are owned by reporting person's spouse. Reporting person disclaims any beneficial interest in these securities.

Signature is on behalf of Susan Hartjes Holman.

/s/ Christie Reeves	11/13/02
**Signature of Reporting Person	Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.